Exhibit 4.62
Dated:16thDecember, 2009
ADVENTURE TWELVE S.A.
(as owner)
-and-
FBB-FIRST BUSINESS BANK S.A.
(as mortgagee)

First Preferred Liberian Mortgage
over M/V “FREE NEPTUNE”

FIRST PREFERRED SHIP MORTGAGE ON THE
M/V “FREE NEPTUNE”
THIS FIRST PREFERRED MORTGAGE is made on this 16th day of December, 2009
BY:
(1)	ADVENTURE TWELVE S.A., a company organised and existing under the laws of the Republic of Liberia and having its registered office at 80, Broad Street, Monrovia, Liberia (hereinafter called the “Owner”)
IN FAVOUR OF
(2)	FBB — FIRST BUSINESS BANK S.A., a bank incorporated in Greece with its head office at 91 Michalakopoulou Street, 115 28 Athens, Greece acting for the time being through its office at 62, Notara & Sotiros Dios Streets, 185 35 Piraeus, Greece (hereinafter called the “Mortgagee”, which expression shall include its successors and assigns).
WHEREAS:
(A)	The Owner is the sole owner of the vessel “FREE NEPTUNE” (hereinafter called the “Vessel”). The Vessel is duly documented in the name of the Owner under and pursuant to the laws of the Republic of Liberia at the Port of Monrovia under Official No. 12063, International Call Sign A8DF7, its gross tonnage is 17997 tons, its net tonnage is 10222, and she was built in the year 1996 by Naikai Zosen Corporation, Japan.

(B)	By a Loan Agreement dated 15th December, 2009 (hereinafter as the same may from time to time be amended and/or supplemented called the “Loan Agreement”) entered into between (A) the Mortgagee, as lender and (B) the following companies including the Owner, as joint and several co-borrowers and co-debtors, i.e. ADVENTURE NINE S.A., of Marshall Islands and ADVENTURE TWELVE S.A., of Liberia (therein collectively referred to as the “Borrowers”), the Bank agreed, inter alia, to make available to the Borrowers on a joint and several basis and upon the terms and conditions therein contained a secured term loan in the amount of up to United States Dollars twenty seven million seven hundred and fifty thousand (US$27,750,000) (the “Commitment”) for the purpose referred to therein.

(C)	Pursuant to the terms of the Loan Agreement, the Mortgagee has advanced to the Borrowers the full amount of the Commitment i.e. United States Dollars twenty seven million seven hundred and fifty thousand (US$27,750,000) (and the Owner hereby acknowledges receipt thereof) and the Owner is indebted as of the date hereof to the Mortgagee in the principal sum of United States Dollars twenty seven million seven hundred and fifty thousand (US$27,750,000).

(D)	The Owner in order to secure:
(a)	the repayment of the said principal amount of the Commitment advanced to the Borrowers pursuant to the Loan Agreement and interest thereon and all other sums of money from time to time owing by the Borrowers to the Mortgagee under the Loan Agreement and the Security Documents; and

(b)	the performance and observance of and compliance by the Owner with all of the covenants terms and conditions in the Loan Agreement and the Security Documents contained,

has duly authorised the execution and delivery of this First Preferred Mortgage on the Vessel pursuant to the laws of the Republic of Liberia.
NOW THIS MORTGAGE WITNESSETH AND IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
(a)	In this Mortgage unless the context otherwise requires:

“Dollars” (and the sign “$”) means the legal currency, at any relevant time hereunder, of the United States of America;

“Earnings” means all moneys whatsoever due or to become due to the Owner at any time during the Security Period arising out of the use or operation of the Vessel including (but without prejudice to the generality of the foregoing) all freight, hire and passage moneys, compensation payable to the Owner in event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variations or termination) of any charterparty or other contract for the employment of the Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever the Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to the Vessel;

“Environmental Approvals” means all approvals, licenses, permits, exemptions or authorisations required under applicable Environmental Laws:

“Environmental Claim” means (i) any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of or non-compliance with any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise);

“Environmental Incident” means (i) any release of Environmentally Sensitive Material from the Vessel, (ii) any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel, the Owner or the Manager are actually or allegedly at fault or otherwise liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or where the Owner or the Manager are actually or allegedly at fault or otherwise liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America) which are from time to time and at any relevant time applicable to the Vessel;

“Environmentally Sensitive Material” means oil, oil products, any other substance which is polluting, toxic or hazardous or any substance the release of which into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Events of Default” means any of the events described in Clause 9;

“General Assignment” means the deed of Assignment bearing even date herewith whereby the Owner has assigned to the Mortgagee the Insurances, the Requisition Compensation and the Earnings of the Vessel, as the same may from time to time be supplemented and/or amended.

“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time taken out or entered into in respect of the Vessel and her Earnings or otherwise howsoever in connection with the Vessel;

“ISM Code” means in relation to its application to the Owner, the Vessel and her operation:
(a)	“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;
as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:
(a)	the DOC and SMC issued by a classification society in all respects acceptable to the Mortgagee in its absolute discretion pursuant to the ISM Code in relation to the Vessel within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Mortgagee may require by request; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Vessel’s or the Owner’s compliance with the ISM Code which the Mortgagee may require by request;
“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Security of Ships and Port Safety Code and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Ship pursuant to the ISPS Code;

“LIBOR” means in relation to any amount and for any period:
(a)	the offered rate (if any) per annum for deposits in Dollars for such amount and for such period which is the rate, for such period, appearing on the relevant page of the Reuters Screen LIBOR01 at or about 11 a.m. London time on the Quotation Date (or, if the Mortgagee shall have made a determination pursuant to Clause 3.6 such later time (not being later than 1 p.m. (London time) on the first day of such period) as the Mortgagee may determine) (and, for the purposes of this Agreement, “Reuters Screen LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollars); and

(b)	if on such date no such rate is so displayed, LIBOR for such period shall be the rate determined by the Mortgagee in accordance with its usual practices to obtain similar deposit(s) in Dollars on the basis of the rates quoted by the Mortgagee as the Mortgagee’s offered rate for deposits in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;
“Loan” means the aggregate principal amount borrowed by the Borrowers in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Mortgagee at any relevant time outstanding under the Loan Agreement;

“Loan Agreement” means the Loan Agreement mentioned in Recital (B as the same may from time to time be amended and/or supplemented;

“Major Casualty” means any casualty to the Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Dollars two hundred thousand ($200,000) or the equivalent in any other currency;

“Margin” means three percentage points (3%) per annum;

“Mortgaged Property” means:
(i)	the Vessel;

(ii)	the Insurances and all benefits thereof (including claims of whatsoever nature and return of premiums);

(iii)	the Earnings; and

(iv)	any Requisition Compensation;

“person” includes any body of persons corporate or unincorporated;

“Quotation Date” means, in respect of any period in respect of which LIBOR falls to be determined under the Loan Agreement, the second Banking Day before the first day of such period;

“Requisition Compensation” means all moneys or other compensation payable during the Security Period by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

“Secured Indebtedness” means the aggregate of (a) the Loan, (b) all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrowers to the Mortgagee pursuant to the Security Documents (or any of them) whether actually or contingently, presently or in the future, (c) any damages payable as a result of any breach by the Borrowers of any of the Security Documents and (d) any damages or other sums payable as a result of any of the obligations of the Borrowers under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding;

“Security Documents” means the Loan Agreement, this Mortgage, the Guarantee, the General Assignment and any other such document as may have been or may hereafter be executed to secure and/or regulate the Secured Indebtedness and any such other document as may be defined in the Loan Agreement as a Security Document (including, where the context so admits, the Loan Agreement itself);

“Security Interest” means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement, title retention or other interest given by way of security or arrangement of any kind whatsoever;

“Security Party(ies)” means the Borrowers, the Approved Manager, the Guarantor and any other party (other than the Mortgagee) to any of the Security Documents or any such person as is defined in the Loan Agreement as a Security Party;

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

“Total Loss” means:
(i)	actual or constructive or compromised or arranged total loss of the Vessel; or

(ii)	requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

(iii)	capture, seizure, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government unless the Vessel be released from such seizure capture arrest or detention within one month after the occurrence thereof.
“Vessel” means the motor vessel “FREE NEPTUNE” described above in Recital (A) hereto and as she is more particularly described in her Certificate of Registry and includes her engines, machinery, boats, tackle, outfit, spare, gear, fuel, consumable or other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired;
(b)	In 6.1 hereof:
(i)	“excess risks” means the proportion of claims for general average salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Vessel in consequence of her insured value being less than the value at which the Vessel is assessed for the purpose of such claims;

(ii)	“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London including the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or any equivalent provision;

(iii)	“war risks” includes the risk of mines and all risks excluded by Clause 24 of the Institute Time Clauses (Hulls) 1/11/95
(c)	In this Mortgage:
(i)	Defined expressions: all capitalised terms which are used herein and are not otherwise defined herein shall have the meaning given to them in the Loan Agreement;

(ii)	Headings: Clause headings are inserted for convenience only and shall not affect the construction of this Mortgage and, unless otherwise specified, all references to Clauses are to clauses of this Mortgage;
(d)	Construction of certain terms: In this Mortgage, unless the context otherwise requires:
(i)	words denoting the singular number shall include the plural and vice versa;

(ii)	references to:
aa)	persons include bodies corporate and unincorporate;

bb)	assets include property, rights and assets of every description;

cc)	any document are to be construed as references to such document as amended or supplemented from time to time;

dd)	any enactment include re-enactments, amendments and extensions thereof;
(e)	Conflict with the Loan Agreement: This Mortgage contract shall be read together with the Loan Agreement and the other Security Documents, but in case of any conflict between the Loan Agreement and this Mortgage contract, the provisions of the Loan Agreement shall prevail, provided however, that the law applicable to this Mortgage shall be solely that of the Republic of Liberia.
2.	GRANT, CONVEYANCE AND MORTGAGE

2.1	Mortgage: In consideration of the agreement of the Mortgagee to make available the Loan to the Borrowers and in further consideration of the agreement of the Mortgagee to maintain the Loan available to the Borrowers throughout the Security Period pursuant and subject to the terms and conditions of the Loan Agreement and in order to secure the prompt, full and complete payment to the Mortgagee of the Secured Indebtedness by the Borrowers and to secure the performance and observance of and compliance with all the covenants terms and conditions in this Mortgage and in the Loan Agreement by the Owner, the Owner has granted, conveyed, mortgaged, pledged, set over and confirmed and does by these presents grant, convey, mortgage, pledge, set over and confirm unto the Mortgagee, its successors and assigns, the whole of the Vessel, together with any interest therein and her engines, machinery, boats, tackle, outfit derricks, tools, drillers, cranes, rigging, anchors, drill stem, drilling equipment, pumps and pumping equipment, boat, blow-out preventers, mud systems, tubing casing spare gear, fuel, consumable or other stores, belonging and appurtenances whether on board or ashore and whether now owned or hereafter acquired and also any and all additions, improvements and replacements.

TO HAVE AND TO HOLD the same unto the Mortgagee, its successors and assigns, forever, upon the terms herein set forth, for the enforcement of the payment of the Secured Indebtedness by the Borrowers to the Mortgagee under the Loan Agreement and to secure the performance and observance of and compliance with the covenants, terms and conditions in this Mortgage and in the Loan Agreement contained and supplemental thereto, express or implied.

PROVIDED ONLY, and the condition of these presents is such, that if the Owner, its successors or assigns shall pay or cause to be paid to the Mortgagee the Secured Indebtedness under the Loan Agreement as and when the same shall become due and payable in accordance with the terms of this Mortgage, the Loan Agreement and all other such sums as may hereafter become owing and payable to the Mortgagee or its successors or assigns and secured by this Mortgage in accordance with the terms hereof, and shall perform, observe and comply with the covenants, terms and conditions in this Mortgage, the Loan Agreement contained, expressed or implied to be performed, observed or complied with by and on the part of the Owner, then these presents and the rights hereunder shall cease, determine and be void; otherwise to be and remain in full force and effect.

2.2	Extent of property mortgaged: IT IS NOT INTENDED that this Mortgage shall cover and this Mortgage shall not cover, property other than the Vessel as term “Vessel” is used in Chapter 3 of Title 21 of Liberian Code of Laws Revised.

3.	PAYMENT COVENANTS
3.1	For the consideration aforesaid the Owner hereby covenants and undertakes with the Mortgagee:
(a)	Covenant to repay the Loan: that the Loan will be repaid by the instalments at the times and in the manner specified in Clause 4.1 of the Loan Agreement.

(b)	Covenant to pay interest on the Loan: that the Owner will pay, in accordance with Clause 3.1 of the Loan Agreement, to the Mortgagee, interest on the Loan (or any part thereof) calculated on the actual number of days elapsed and on the basis of a 360 day year for each Interest Period selected or determined as per Clause 3.2 and 3.3 of the Loan Agreement relative thereto at the annual rate of interest (the “Interest Rate”) which is conclusively (save for manifest error) certified by the Mortgagee to be (subject to Clause 3.6 of the Loan Agreement), the aggregate of (i) the Margin and (ii) the LIBOR.

(c)	Covenant to pay default interest: that in the event of any delay by the Owner in the payment on the due date of any sum due under the Loan Agreement, this Mortgage or any of the Security Documents the Owner shall, without affecting any other remedy of the Mortgagee, pay in accordance with Clause 3.4 of the Loan Agreement on demand interest on all sums overdue from the due date therefor to the date of actual payment (as well as after as before judgement) accruing on a daily basis at the interest rate set forth in Clause 3.4 of the Loan Agreement.

(d)	Covenant to pay other moneys: that the Owner will pay in full amount of any and all other moneys comprising the Secured Indebtedness as and when the same shall become due and payable in accordance with the terms of the Security Documents.

(e)	Indemnity: that the Owner will pay to and/or indemnify the Mortgagee for such additional amounts as may be necessary in order that all payments under this Mortgage after deduction of for or on account of every present or future tax assessment or governmental charge imposed by any competent authority in any country to the revenue laws of which the Owner may for the time be the subject shall be no less than such payment would have been had there been no such tax assessment or charge;

(f)	Covenant to pay expenses etc: that the Owner will pay all such expenses, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in this Mortgage to be payable by the Owner to or recoverable from the Owner by the Mortgagee (or in respect of which the Owner agrees in this Mortgage to indemnify the Mortgagee) at the time and in the manner specified in this Mortgage; and

(g)	Covenant to pay interest expenses etc: that the Owner will pay interest on any such expenses, liabilities, losses, costs, duties, fees, charges or other moneys referred to in Clause 3.1(f) from the date on which the relevant expense, liability, loss, costs, duty, fee, charge or other money is paid or incurred by the Mortgagee (both before and after any relevant judgement) at the rate described in Clause 3.1(c), such interest to be payable on demand, Provided however that this provision shall not affect the right of the Mortgagee to receive interest calculated at the rate prescribed in Clause 3.1(c) from such date prior to demand being made as is provided for by Clause 7.15, 7.17, 8.1, 10.1(g) and 10.1(h) hereof in relation to the matters therein referred to.
4.	PRESERVATION OF SECURITY AND CUMULATIVE REMEDIES

4.1	Continuing security:
It is declared and agreed that:
(a)	the security created by this Mortgage and the other Security Documents shall be held by the Mortgagee as a continuing security for the payment of the Secured Indebtedness and the performance of all the obligations (express or implied) of the Owner in the Security Documents contained;

(b)	the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Owner or any other person who may be liable to the Mortgagee in respect of the Secured Indebtedness or any part thereof and the Mortgagee);

(c)	the security so created shall be in addition to and shall not in any way prejudice or affect and may be enforced by the Mortgagee without prior recourse to the security created by any other of the Security Documents or by any deposit of documents, or any guarantee, lien, bill, note, mortgage or other security now or hereafter held by the Mortgagee, or any right or remedy of the Mortgagee thereunder and shall not in any way be prejudiced or affected thereby or by the invalidity or unenforceability thereof, or by the Mortgagee releasing, modifying or refraining from perfecting or enforcing any of the same, or granting time or indulgence or compounding with any person liable;

(d)	all the rights, powers and remedies given to the Mortgagee hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee under the Loan Agreement, this Mortgage, the other Security Documents or at law and that all the powers so vested in the Mortgagee may be exercised from time to time and as often as the Mortgagee may deem expedient;

(e)	no failure, delay or omission on the part of the Mortgagee to exercise any right, power or remedy vested in it under the Security Documents or any of them shall impair such right, power or remedy or be construed as a waiver of or as acquiescence in any default by the Owner and no express waiver given by the Mortgagee in relation to any default by the Owner or breach by the Owner of any of its obligations under this Mortgage shall prejudice the rights of the Mortgagee under this Mortgage arising from any subsequent default or breach (whether or not such subsequent default or breach is of a nature different from the previous default or breach) nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Mortgagee to enforce any right, power or remedy preclude any other or further exercise thereof or proceedings to enforce the same or the exercise of any other right, power or remedy nor shall the giving by the Mortgagee of any consent to the doing of any act which by the terms hereof requires the consent of the Mortgagee prejudice the right of the Mortgagee to give or withhold as it thinks fit its consent to the doing of any other similar act;

(f)	the Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it hereunder or to make any claim or to take any action to collect any moneys hereby assigned or to enforce any rights and benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled hereunder;

(g)	the Mortgagee shall not be bound to enforce any of the other Security Documents before enforcing the security created by the Mortgage; and

(h)	any waiver by the Mortgagee of any terms of this Mortgage or any consent given by the Mortgagee under this Mortgage shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.
4.2	Waiver: The Owner waives any right it may have of first requiring the Mortgagee to proceed against or claim payment from any other person or enforce any guarantee or security (whether by the Owner or any other person) before enforcing this Mortgage.

4.3	Settlement or discharge conditional: Any settlement or discharge under this Mortgage between the Mortgagee and the Owner shall be conditional upon no security or payment to the Mortgagee by the Owner, any other Security Party or any other person being avoided or set- aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force, and if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Owner on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.
4.4	Certificates conclusive: Any certificate submitted by the Mortgagee to the Owner as to the amount owing in respect of the Secured Indebtedness or any part thereof or the Interest Rate or the default interest rate shall (in the absence of manifest error) be conclusive and binding on the Owner.

4.5	Owner to remain liable: The Owner shall remain liable to perform all the obligations assumed by it in relation to the Vessel and the Mortgagee shall not be under any obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in event of any failure by the Owner to perform its obligations in respect thereof.

4.6	Discharge of Mortgage: Upon the Mortgagee being satisfied that the Secured Indebtedness has been unconditionally and irrevocably paid and discharged in full, and following a written request therefor from the Owner, the Mortgagee will, subject to being indemnified to their satisfaction for the costs and expenses incurred by the Mortgagee in connection therewith, release the security created by this Mortgage.

5.	REPRESENTATIONS AND WARRANTIES

5.1	The Owner hereby represents and warrants to the Mortgagee that:
(a)	it is a corporation duly organised and existing in good standing under the Laws of the Republic of Liberia;

(b)	the Owner is the sole legal and beneficial owner of the whole of the Vessel and neither the whole nor any part of the Vessel is subject to any Security Interest (save as constituted by this Mortgage);

(c)	the Owner has power to own the Vessel and register the Vessel under the laws and flag of the Republic of Liberia; and

(d)	this Mortgage is in accordance with the provisions of the Laws of Liberia.
6.	INSURANCES

6.1	The Owner further covenants with the Mortgagee and undertakes throughout the Security Period:
(a)	Insured risks, amounts and terms: to insure and keep the Vessel insured at the expense of the Owner against: fire and usual marine risks (including excess risks), war risks and protection and indemnity risks (without any exclusion for any Environmental Incident) as more specifically provided for in the Loan Agreement; and to indemnify the Mortgagee for any and all costs incurred by it (as conclusively certified by the Mortgagee) in effecting and keeping effected (i) a Mortgagee’s Interest Insurance which the Mortgagee may from time to time effect in respect of the Vessel upon such terms as it shall deem desirable and in an amount of not less than 110% of the Loan and (ii) (if the Mortgage so requires) a Mortgagee’s Interest Additional Perils (Pollution) insurance policy, which the Mortgagee may at any time effect on such terms, in an amount of not less than 110% of the Loan and with such insurers as shall from time to time be determined by the Mortgagee and any other insurance cover which the Mortgagee may from time to time effect in respect of the Vessel and/or in respect of its interest or potential third party liability as mortgagee of the Vessel as it shall deem desirable having regard to any limitations in respect of amount or extent of cover which may from time to time be applicable to any of the insurances referred to in this Clause 6.1(a);
(b)	Approved brokers, insurers and associations: to effect the Insurances aforesaid (i) in Dollars, (ii) in the case of the insurances against fire and usual marine risks and war risks in amounts not less than such sum which is equal to the greater of (aa) the Vessel’s full market value (determined pursuant to Sub-Clause 8.5(b) of the Loan Agreement) and (bb) 125% of the Loan, (iii) in the case of oil pollution liability risks currently included within the protection and indemnity risks in the maximum amount available in the International Group of Protection & Indemnity Clubs from time to time and without any exclusion of any Environmental Incident, (iv) and upon such terms as shall from time to time be approved in writing by the Mortgagee, (v) through such brokers (hereinafter, save as regards the brokers employed to effect the mortgagee’s interest insurance, called “the Approved Brokers”) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Mortgagee, provided that the Insurance in respect of war risks and protection and indemnity risks may be effected by entry of the Vessel, on terms approved by the Mortgagee in writing, in such war risks and protection and indemnity associations as shall from time to time be approved in writing by the Mortgagee and (vi) if so required by the Mortgagee (but without liability on the part of the Mortgagee for premiums or calls) naming the Mortgagee as co-assured;

(c)	Fleet liens, set-off and cancellation: if any of the Insurances referred to in Clause 6.1(a) form part of a fleet cover, to procure that the approved brokers shall undertake to the Mortgagee that they shall neither set off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Mortgagee;

(d)	Renewal: at least fourteen (14) days before the expiry of any of the policies or contracts for the said insurances to notify the Mortgagee in writing of the identity of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Owner proposes to renew the said insurances and at least ten (10) days before the relevant policies or contracts expire to renew all such insurances and upon the renewal of the said insurances to procure that the approved brokers and/or the war risks and protection and indemnity associations, with which any such renewal is effected, shall promptly notify the Mortgagee in writing of the terms and conditions of such renewal;

(e)	Payment of premiums and calls: punctually to pay all premiums calls contributions or other sums payable in respect of all such insurances and to produce all relevant receipts when so required by the Mortgagee;

(f)	Guarantees: to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association;

(g)	Endorsement loss payable clauses: to procure that there are duly endorsed upon all slips cover notes policies certificates of entry or other instruments of insurance issued or to be issued in connection with the insurances aforesaid: the interest of the Mortgagee by means of a Notice of Assignment (signed by the Assured) and/or a Loss Payable Clause providing that unless and until any of the events specified in Clause 9 hereof shall happen and the Mortgagee shall give notice thereof to the insurers (whereupon all insurance recoveries shall be receivable by the Mortgagee in accordance with Clause 10.1(c) hereof) there shall be paid to the Mortgagee any and every sum receivable in respect of a Total Loss and any and every sum receivable in respect of a Major Casualty and all other sums receivable in respect of the Insurances shall be paid to the Owner and a cancellation clause providing that the insurers undertake not to exercise any right of cancellation which they may have by reason of non-payment of premiums or calls when due without giving 14 days prior written notice of such cancellation to the Mortgagee and an opportunity of paying any such unpaid premium or call and a provision that the insurances will not be permitted to lapse or be materially modified without 14 days’ prior written notice being given to the Mortgagee;

Provided However that unless and until any of the events specified in Clause 9 hereof shall happen (whereupon all insurance monies shall be applied in accordance with Clause 11 hereof) the insurance monies received by the Mortgagee in respect of any Major Casualty shall be paid over to the Assured upon the Assured furnishing evidence that all loss and damage resulting from the casualty has been properly made good and repaired and that all repair accounts and other liabilities whatsoever in connection with the casualty have been fully paid and discharged by the Assured;

(h)	Hull policy documents, notices and brokers’ undertakings: to procure that all such instruments of insurance as are referred to in Clause 6.1(g) above shall be deposited with the approved brokers and/or insurance companies and that the approved brokers and/or insurance companies shall (if so required by the Mortgagee) furnish the Mortgagee with pro forma copies thereof and a letter or letters or undertaking in such form as may be required by the Mortgagee, such letter or letters to include undertakings by the approved brokers that:
(i)	they will hold the said instruments of insurance, and the benefit of the insurances thereunder, to be the order of the Mortgagee in accordance with the terms of the loss payable clause referred to in Clause 6.1(g); and

(ii)	they will endorse on each and every policy as and when the same is issued the loss payable clause and the notice of assignment referred to in Clause 6.1(g); and

(iii)	they will advise immediately the Mortgagee of any material changes which may be made to the terms of the said insurances and notify the Mortgagee, not less than fourteen days prior to the expiry of the said insurance, in the event of their not having received notice of renewal instructions from the Owner and/or its agents and, in the event of their receiving instructions to renew, they will advise the Mortgagee promptly of the details thereof; and

(iv)	they will not set off against any sum recoverable in respect of a claim against the Vessel under the said insurances any premiums or other amounts due to the approved brokers or any other person in respect of any other vessel nor cancel the said insurances by reason of non-payment of such premiums or other amounts;

(i)	P&I: to procure that the protection and indemnity and/or war risks associations wherein the Vessel is entered shall (if so required by the Mortgagee) furnish the Mortgagee with a letter or letters of undertaking in such form as may be required by the Mortgagee;

(j)	Employment: not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of insurance aforesaid (including any warranties express or implied therein) without first obtaining the consent to such employment of the insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(k)	Associations’ loss payable clauses, undertakings and certificates: to apply all such sums as are received by it in respect of the Insurances for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received;

(l)	Trading to USA: in the event of any trading of the Vessel to the United States of America and the Exclusive Economic Zone (as defined in the said Oil Pollution Act of 1990), to procure and maintain a Certificate of Financial Responsibility as required by the United States Oil Pollution Act of 1990 and make all such quarterly or other voyage declarations as may from time to time be required by the protection and indemnity risks association in order to maintain cover for trading to the United States of America and Exclusive-Economic Zone and promptly deliver to the Mortgagee copies of all such declarations;

(m)	Warranties: to comply with all warranties contained in the instruments of insurance referred to in Clause 6.1(g) including, without limitation, warranties in relation to the classification of the Vessel;

(n)	Independent report: to reimburse to the Mortgagee on demand any costs or expenses incurred by the Mortgagee in obtaining reports from time to time from an independent marine insurance broker as to the adequacy of the insurances effected or proposed to be effected by the Owner pursuant to this Clause 6.1(a) and procure that there is promptly delivered to such broker any and all such information in relation to the said insurances as such broker may require;

(o)	Alterations: not to make any alteration in any of the terms of any of the instruments of insurance referred to in Clause 6.1(g) which have been approved by the Mortgagee and not to make, do, consent or agree to any act or omission which would or might render any such instrument of insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part;

(p)	Total Loss claims: not without the prior written consent of the Mortgagee to settle, compromise or abandon any claim under the said insurances for Total Loss or for a Major Casualty;

(q)	Extent of cover and exclusions: to take all necessary action and comply with all requirements which may from time to time be applicable to the Insurances (including, without limitation, the making of all requisite declarations within any prescribed time limits and the payment of any additional premiums or calls) so as to ensure that the Insurances are not made subject to any exclusions or qualifications to which the Mortgagee has not given its prior written consent and are otherwise maintained on terms and conditions from time to time approved in writing by the Mortgagee;

(r)	Correspondence with brokers and associations: to provide to the Mortgagee, at the time of each such communication, copies of all written communications between the Owner and the Approved Brokers and approved war risks and protection and indemnity risks associations which relate to compliance with requirements from time to time applicable to the Insurances including, without limitation, all requisite declarations referred to in Clause 6.1(l); and

(s)	Collection of claims: to do all things necessary and provide all documents, evidence and information to enable the Mortgagee to collect or recover any moneys which shall at any time become due in respect of the Insurances.
6.2	Review: The Mortgagee shall be entitled to review the requirements of Clause 6.1 from time to time in order to take account of changes in circumstances after the date of this Mortgage (such changes in circumstances to include, without limitation, changes in the vessel’s trading patterns, changes in applicable law and changes in the price and availability of insurance coverage). The Mortgagee may notify the Owner in writing from time to time of any modification to the requirements of Clause 6.1 which the Mortgagee shall specify and any such notification shall be binding on the Owner and shall take effect as an amendment to Clause 6.1.

7.	OWNER’S COVENANTS IN RESPECT OF THE VESSEL

The Owner covenants with the Mortgagee in respect of the Vessel:

7.1	Vessel’s name and registration: Not to change the Vessel’s name and/or the Owner’s name and to arrange for the permanent registration of the Vessel under the Liberian flag within a period of no less than three (3) months from the date hereof and thereafter and thereafter to keep the Vessel permanently registered and matriculated as a Liberian flag Vessel at the Port of Monrovia by paying all fees and expenses and filing or producing to the Public Registry and the Shipping Bureau (and any other appropriate authorities) of the Republic of Liberia any and all such documents or things as may be required for such purpose to keep the Vessel registered and matriculated as a Liberian ship and to do or suffer to be done nothing whereby such registration may be forfeited or imperiled and to procure that no attempts will be made to abandon, delete or remove the Vessel from the said registry and/or enter the Vessel in a special registry pursuant to charterparty arrangements or otherwise and/or change the Vessel’s nationality without the consent of the Mortgagee and promptly furnish to the Mortgagee from time to time such proofs as the Mortgagee may request for its satisfaction with respect to the Owner’s compliance with the provisions of this Clause 7.1.

7.2	Modification: Not without the previous written consent of the Mortgagee to make any modification of the Vessel which would involve material alterations of her structure type or performance characteristics or materially reduce the value of the Vessel.

7.3	Maintenance of Class — Compliance with Regulations — Repairs — Removal of Parts: To keep the Vessel or procure that the Vessel is kept, in a good and efficient state of repair so as to maintain the highest availability class with a classification society which is member of IACS acceptable in all respects by the Mortgagee and will continue at all times to maintain such classification (or equivalent) with any other first-class classification society which is a member of IACS and which is in all respects satisfactory to the Mortgagee, so as to comply with the provisions of all laws regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws and flag of the Republic of Liberia and to procure that all repairs to or replacement of any damaged worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the

Vessel and not to remove any material part of, or item of equipment installed on, the Vessel unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest in favor of any person other than the Mortgagee and becomes on installation on the Vessel, the property of the Owner and subject to the security constituted by this Mortgage.
7.4	Surveys: To submit the Vessel or procure that the Vessel be submitted, regularly to such periodical or other surveys as may be required for classification purposes and if so required to supply to the Mortgagee copies of all survey reports issued in respect thereof.

7.5	Inspection: To permit the Mortgagee by surveyors or other persons appointed by it in that behalf to board the Vessel at all reasonable times for the purpose of inspecting her condition or for the purpose of satisfying itself in regard to proposed or executed repairs and to afford all proper facilities for such inspection.

7.6	Prevention of, and Release from, Arrest: To pay and discharge or procure the payment and discharge of all debts damages and liabilities whatsoever which have given or may give rise to maritime or possessory liens on or claims enforceable against the Vessel and in event of arrest of the Vessel pursuant to legal process or in event of her detention in exercise or purported exercise of any such lien as aforesaid to procure the release of the Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require.

7.7	Employment: Not to employ the Vessel or suffer her employment in any trade or business which is forbidden by International Law or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation in a Prize Court or to destruction seizure or confiscation and in event of hostilities in any part of the world (whether war be declared or not) not to employ the Vessel or suffer her employment in carrying any contraband goods or to enter or trade to or to continue to trade in any zone after it has been declared a war zone by any Government or by the Vessel’s war risks Insurers unless the Mortgagee shall have first given its consent thereto in writing and there shall have been effected by the Owner and at its expense such special insurance cover as the Mortgagee may require.

7.8	Information: Promptly to furnish to the Mortgagee all such information as it may from time to time require regarding the Vessel her employment position and engagement particulars of all towages .

7.9	Notification of Certain Events: To notify the Mortgagee forthwith by letter or in the case of urgency by telegram or telex of:
(a)	any accident to the Vessel involving repairs the cost whereof will or is likely to exceed two hundred thousand United States Dollars (US$200,000) (or the equivalent in any other currency), and

(b)	any occurrence in consequence whereof the Vessel has become or is likely to become a Total Loss, and

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with, and

(d)	any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel or her Earnings, and

(e)	any petition or notice of meeting to consider any resolution to wind-up the Owner (or any event analogous thereto under the laws of the place of its incorporation);
7.10	Payment of Outgoings and Evidence of Payments: Promptly to pay or procure the payment of, all tolls due and other outgoings whatsoever in respect of the Vessel and to keep proper books of account in respect of the Vessel and her Earnings and as and when the Mortgagee may so require to make such books available for inspection on behalf of the Mortgagee and furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being regularly paid and that all deductions from crew’s wages in respect of any tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading.

7.11	Encumbrances: Not to mortgage charge or otherwise assign the Vessel nor her Insurances Earnings or Requisition Compensation or to suffer the creation of any such mortgage charge or assignment as aforesaid to or in favor of any person other than the Mortgagee.

7.12	Sale or other Disposal: Not without the previous consent in writing of the Mortgagee (and then only subject to such terms as the Mortgagee may impose) to sell, agree to sell or otherwise dispose of the Vessel or any share therein.

7.13	Repairer’s Liens: Not without the previous consent in writing of the Mortgagee to put the Vessel into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed two hundred thousand dollars ($200,000) (or the equivalent in any other currency) unless such person shall first have given to the Mortgagee and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her Earnings for the cost of such work or otherwise.

7.14	Maintenance and Protection of the Security: to pay to the Mortgagee on demand all moneys whatsoever which the Mortgagee shall or may expend be put to or become liable for in or about the protection maintenance or enforcement of the security created by this Mortgage or in or about the exercise by the Mortgagee of any the powers vested in it under the Security Documents and to pay interest thereon at the rate provided for Clause 3.1(c) hereof from the date whereon such expense or liability was incurred by the Mortgagee until the date of actual receipt (as well after as before any judgment).

7.15	Sharing of Earnings: Not without the previous consent in writing of the Mortgagee to enter into any agreement or arrangement whereby the Earnings may be shared with any other person.

7.16	Investigation, legal expenses, etc.: To pay on demand to the Mortgagee (or as it may direct) the amount of all investigation and legal expenses of any kind whatsoever stamp duties (if any) registration fees and any other charges incurred by the Mortgagee in connection with the preparation, completion and registration of the Security Documents or otherwise in connection with the Secured Indebtedness and the security therefor and to pay interest thereon at the rate prescribed in Clause 3.1(c) from the date whereon such expense or liability was incurred by the Mortgagee, until the date of payment whether before or after any relevant judgement.

7.17	Manager: Not without the previous consent in writing of the Mortgagee (and then only on and subject to such terms and conditions as the Mortgagee from time to time may agree) to appoint a manager of the Vessel other than the Manager.

7.18	Books of account: To keep proper books of account in respect of the Vessel and her Earnings and as and when the Mortgagee may so require make such books available for inspection on behalf of the Mortgagee and furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being regularly paid and that all deductions from crew’s wages in respect of tax and/or social security liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

7.19	Compliance with Environmental laws — Notification: The Owner further covenants with the Mortgagee that throughout the Security Period the Owner will:
(a)	comply, or procure compliance with, all Environmental Laws and Environmental Approvals applicable to and relating to the Vessel, her operation or management and the business of the Owner from time to time;

(b)	notify the Mortgagee forthwith upon:
(i)	any Environmental Claim being or made against the Owner, the Manager or otherwise in connection with the Vessel; or

(ii)	any Environmental Incident occurring.

(iii)	and keep the Mortgagee promptly advised, in writing on such regular basis and in such detail as the Mortgagee shall require, of the Owner’s response to such Environmental Claim or Environmental Incident.
and keep the Mortgagee promptly advised, in writing on such regular basis and in such detail as the Mortgagee shall require, of the Owner’s response to such Environmental Claim or Environmental Incident.
7.20	Compliance with the ISM Code: The Owner covenants to procure that any Operator will:
(a)	comply with and ensure that the Vessel and any Operator always complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(b)	immediately inform the Mortgagee if there is any threatened or actual withdrawal of the Owner’s or any Operator’s or DOC or the SMC in respect of the Vessel; and

(c)	promptly inform the Mortgagee upon the issue to the Owner or any Operator of a DOC and to the Vessel of an SMC or the receipt by the Owner or any Operator of notification that its application for the same has been realised;
7.21	Compliance with the ISPS Code: The Owner covenants to procure that the Owner or the Manager will:
(a)	maintain at all times a valid and current ISSC respect of the Vessel issued under the ISPS Code;

(b)	immediately notify the Mortgagee in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and

(c)	procure full current compliance of the Vessel at all times with the ISPS Code.
7.22	Compliance with Liberian law etc.
(a)	to cause this Mortgage to be recorded with the Deputy Commissioner for Maritime Affairs of the Republic of Liberia as prescribed by Chapter 3 of Title 21 of Liberian Code of Laws Revised and otherwise to comply with and satisfy all the requirements and formalities established by the said Liberian Code of Laws and any other pertinent legislation of the Republic of Liberia to perfect this Mortgage as a valid and enforceable first and preferred lien upon the Ship and to furnish to the Mortgagee from time to time such proofs as the Mortgagee may reasonably request for its satisfaction with respect to the Owner’s compliance with the provisions of this clause 7.21(a); and

(b)	to comply, or procure compliance with all laws or official requirements relating to the Ship, its ownership, operation and management or to the business of the Owner;
7.23	Notice of Mortgage: At all times to carry on board the Vessel a duly certified copy of this Mortgage (which shall form a part of the Vessel’s documents) and to cause the same to be shown to any person having business with the Vessel which might create or imply any commitment or encumbrance whatsoever on the Vessel and to place and maintain in a conspicuous place in the navigation room and in the cabin of the Captain of the Vessel a printed notice in the following form:
“NOTICE OF SHIP MORTGAGE
This Vessel is mortgaged by the Owner thereof ADVENTURE TWELVE S.A., of Liberia with a First Preferred Ship Mortgage to FBB-FIRST BUSINES BANK S.A. of Greece, under authority of Title 21 of Liberian Code of Laws Revised and other pertinent legislation and pursuant also to the terms of the said Mortgage, a certified copy of which is preserved with the Vessel’s papers. Therefore, neither the Owner nor any Charterer nor the Master of this Vessel nor any other person has any right power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than liens commitments or encumbrances for crew’s wages and salvage.”
8.	PROTECTION OF SECURITY

8.1	Mortgagee’s right to protect or maintain security: The Mortgagee shall without prejudice to its other rights and powers hereunder be entitled (but not bound) at any time and so often as may be necessary to take any such action as it may in its discretion think fit for the purpose of protecting the security created by this Mortgage and the other Security Documents (including, without limitation, such action as is referred to in Clause 8.2 and each and every expense or liability or loss so incurred by the Mortgagee in or about the protection of the security shall be repayable to it by the Owner on demand together with interest thereon at the rate provided for in Clause 3.1(c) hereof from the date whereon such expense or liability or loss was incurred by the Mortgagee until the date of actual receipt (as well after as before any judgement).

8.2	Mortgagee’s right to insure, repair etc.: Without prejudice to the generality of the foregoing:

(a)	in every case that the provisions of Clause 6.1 hereof or any of them shall not be complied with the Mortgagee shall be at liberty to effect and hereafter to maintain all such insurances upon the Vessel as in its discretion it may think fit;

(b)	in event that the provisions of Clause 7.4 and/or 7.5 hereof or any of them shall not be complied with the Mortgagee shall be at liberty to arrange for the carrying out of such repairs and/or surveys as it may deem expedient or necessary;

(c)	in event that the provisions of Clause 7.6 hereof or any of them shall not be complied with the Mortgagee shall be at liberty to pay and discharge all such debts damages and liabilities as are therein mentioned and/or to take any such measures as it may deem expedient or necessary for the purpose of securing the release of the Vessel.
9.	EVENTS OF DEFAULT

9.1	Events of Default: In case anyone or more of the following events (herein termed “Events of Default”) shall have happened and shall not have been remedied:
(a)	if an “Event of Default”, as such term is defined in the Loan Agreement, shall have occurred and shall be continuing, including without limitation as to the generality of the foregoing, if default shall be made by any party other than the Mortgagee in the due and punctual payment of any amount due under the Loan Agreement and/or performance and observance of any of the term or covenants contained in the Loan Agreement or in any collateral securing the Secured Indebtedness; or

(b)	if the Vessel shall be laid-up or shall become a Total Loss or suffers damage or is involved in an incident which in the reasonable opinion of the Mortgagee may result in the Vessel being subsequently determined to be a Total Loss and the insurance indemnity is not paid by the insurers to the Mortgagee under the General Assignment within a period of one hundred and eighty (180) days from the date of the occurrence of the Total Loss or the incident which may result in the Vessel being subsequently determined to be a Total Loss occurred, or if the Vessel is destroyed, abandoned, captured, confiscated or forfeited and the Owner shall fail to procure the release (where relevant) of the Vessel within a period of thirty (30) days thereafter; or

(c)	if any charter, legally assigned to the Mortgagee, shall be for any reason whatsoever and by any of the parties thereto prematurely terminated or interrupted or otherwise cancelled or repudiated or frustrated and is not substituted within a reasonable time period by another charter party acceptable to the Mortgagee; or

(d)	default shall be made in the due and punctual observance and performance of any of the provisions Clauses 6.1, 7.1, 7.6, 7.7, 7.11, 7.12, 7.13, 7.15, 7.17 and 7.18 hereof; or

(e)	default by the Owner in the observance and performance of any other agreement under this Mortgage which shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Owner by the Mortgagee.

(f)	any other event or events (whether related or not) occurs (including, without limitation, a material (in the opinion of the Mortgagee) adverse change, from the position applicable as at the date of the Loan Agreement, in the business, affairs or condition (financial or otherwise) of the Owner) (including any such change resulting from an Environmental Incident) the effect of which is, in the opinion of the Mortgagee, to impair, delay or prevent the due fulfillment by the Owner or of any of its obligations or undertakings contained in the Loan Agreement or any of other the Security Documents.
9.2	Indemnity: Without Prejudice to the Mortgagee’s rights under this Clause 9 or otherwise, on the occurrence of an Event of Default hereunder the Owner shall indemnify the Mortgagee against any loss, costs or expenses (and value added tax thereon) which the Mortgagee sustains or incurs as a consequence of any default in payment of the principal of or interest on the Loan or any other amount payable under this Clause 9, including (but not limited to) any legal expenses and any loss, premium or penalties incurred or to be incurred by the Mortgagee on account of funds borrowed in order to make, fund or maintain the Loan (as certified by the Mortgagee, such certificate to be conclusive and binding on the Owner in the absence of manifest error).

10.	MORTGAGEE’S POWERS ON EVENT OF DEFAULT

10.1	Right to enforce security, to take possession, sell etc: Upon the happening of any of the Events of Default described in Clause 9.1, the security created by this Mortgage shall become immediately enforceable and the Secured Indebtedness shall become immediately due and payable to the Mortgagee (whether or not the Mortgagee shall have given any notice to the Owner, and without being necessary to obtain a judgement or Court’s Order or make any declaration in any competent jurisdiction that an Event of Default has occurred) and the Mortgagee shall become forthwith entitled as and when it may see fit to put into force and exercise all or any of the rights, powers and remedies possessed by it as mortgagee of the Vessel or otherwise (under law, by virtue of this Mortgage or otherwise) and in particular (but without limitation):
(a)	to take possession of the Vessel (whether actually or constructively) and/or otherwise to take control of the Vessel, wherever the Vessel may be, without legal process and without any liability on the Mortgagee for any losses or damages incurred thereby and without having to render accounts to the Owner in connection therewith and the Owner shall forthwith upon being required to do so surrender possession and control of the Vessel to the Mortgagee at its own cost and expense whereupon (inter alia) the Master, officers and crew shall comply with the instructions given from time to time or on behalf of the Mortgagee;

(b)	to require that all policies contracts and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such adjusters and/or brokers and/or other insurers as the Mortgagee may nominate;

(c)	to collect, recover, compromise and give a good discharge for any and all moneys or claims of moneys then outstanding or thereafter arising under the Insurances or any of them or in respect of the Earnings or any Requisition Compensation and to permit the brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

(d)	to take over or institute (if necessary using the name of the Owner) all such proceedings in connection of the Vessel, the Insurances, the Earnings or any Requisition Compensation as the Mortgagee in its absolute discretion thinks fit and to discharge compound release or compromise claims against the Owner in respect of the Vessel which have given or may give rise to any charge or lien on the Vessel or which are or may be enforceable by proceedings against the Vessel;

(e)	to sell the Vessel or any share therein (after twenty calendar days prior notice to the Owner and other mortgagees of record (if any) or such lesser period of notice (or no notice at all) as may be permitted under Liberian law from time to time) and with or without the benefit of any charterparty by public auction or private contract at such place and upon such terms as the Mortgagee in its absolute discretion may determine with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from postponement thereof and/or itself to purchase the Vessel at public auction and to set-off the purchase price against all or any part of the Secured Indebtedness;

(f)	to manage, insure, maintain and repair the Vessel and to employ or lay up the Vessel in such manner and for such period as the Mortgagee in its absolute discretion deems expedient and for the purposes aforesaid the Mortgagee shall be entitled to do all acts and things incidental or conductive thereto and in particular to enter into such arrangements respecting the Vessel her insurance management maintenance repair classification and employment in all respects as if the Mortgagee was the Owner of the Vessel and without being responsible for any loss thereby incurred;

(g)	to recover from the Owner on demand any such expenses, liabilities or losses as may be incurred by the Mortgagee in or about the exercise of the power vested in the Mortgagee under sub-clause (f) above with interest thereon at the rate provided for in Clause 3.1(c) hereof from the date when such expenses, liabilities or losses were incurred by the Mortgagee until the date of payment or judgement; and

(h)	to recover from the Owner on demand all expenses payment and disbursements incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers aforesaid together with interest thereon at the rate provided for in Clause 3.1(c) hereof from the date when such expenses payments or disbursements were incurred by the Mortgagee until the date of actual receipt (as well after as before any judgement).

(i)	to exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of Chapter 3 of Title 21 of Liberian Code of Laws Revised and all applicable laws of any other jurisdiction;
10.2	Right to discharge cargo etc.: The Mortgagee shall be entitled to do all acts and things incidental or conducive to the exercise of any of the rights, powers or remedies possessed by it as mortgagee of the Vessel (whether at law, under this Mortgage or otherwise) and in particular (but without prejudice to the generality of the foregoing), upon becoming entitled to exercise any of its powers under Clause 10.1, the Mortgagee shall be entitled to discharge any cargo on board the Vessel (whether the same shall belong to the Owner or any other person) and to enter into such other arrangements in respect of the Vessel, her insurances, management, maintenance, repair, classification and employment in all respects as if the Mortgagee was the owner of the Vessel, but without being responsible for any loss incurred as a result of the Mortgagee doing or omitting to do any such acts or things as aforesaid.

10.3	No liability in respect of expenses etc.: Neither the Mortgagee nor its agents, managers, officers, employees, delegates and advisers shall be liable for any expense, claim, liability, loss, cost, damage or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions under this Mortgage in the absence of gross negligence or wilful misconduct.

10.4	No liability as mortgagee-in-possession: The Mortgagee shall not, by reason of the taking possession of the Vessel, be liable to account as mortgagee-in-possession in respect of all or any of the Mortgaged Property or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission of any nature whatsoever in connection therewith for which a mortgagee-in-possession might be liable as such.

10.5	Sale of Vessel: Upon any sale of the Vessel or any share therein by the Mortgagee pursuant to sub-clause 10.1(e) above the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has become exercisable in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee, notwithstanding the observance or not by the Mortgagee of the terms and conditions therefor which are set forth herein and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor and the sale shall operate to divest the Owner of all rights, title and interest of any nature whatsoever in the Vessel and to bar any such interest of the Owner and all persons claiming through, by or under the Owner.

11.	APPLICATION OF MONIES

11.1	General: All monies received by the Mortgagee:
(a)	in respect of a sale of the Vessel or any share therein;

(b)	in respect of recovery under the Insurances;

(c)	in respect of Requisition Compensation;

(d)	in respect of net profits arising out of the employment of the Vessel pursuant to Clause 10.1(f); and

(e)	in respect of any other transaction or arrangement under Clause 10.1, shall be held by it upon trust in the first place to pay or retain all such payments disbursements expenses and losses whatsoever (together with interest payable thereon under Clause 3.1(c)) as may have been incurred by the Mortgagee in or about or incidental to the exercise by the Mortgagee of the powers specified or otherwise referred to in Clauses 8 and 10 hereof or any of them and the balance shall be applied in the following manner:

FIRST: in or towards satisfaction of any amounts in respect of the balance of the Secured Indebtedness as are then accrued due and payable or are then due and payable by virtue of payment demanded, in such order of application as the Mortgagee shall think fit;

SECOND: in retention of an amount equal to any part or parts of the Secured Indebtedness as is or are not then due and payable but which (in the sole and absolute opinion of the Mortgagee) will or may become due and payable in the future and, upon the same becoming due and payable, in or towards satisfaction thereof in the manner specified in Clause 11.3 of the Loan Agreement;

THIRD: the surplus (if any) shall be paid to the Owner or to whomsoever else may be entitled thereto.

Provided always that in the event that such balance is insufficient to pay in full the whole of the Secured Indebtedness the Mortgagee shall be entitled to collect the shortfall from the Owner or any other person liable therefor.

Notwithstanding the foregoing, the Mortgagee may, at its absolute discretion, apply such monies on its own books of account in any order or priority among paragraphs FIRST, SECOND and THIRD above without affecting the obligations of the Owner to the Mortgagee.
12.	DELEGATION

12.1	The Mortgagee shall be entitled at any time and as often as may be expedient to delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee under this Mortgage (including the powers vested in it by virtue of Clause 14 hereof). Any such delegation may be made upon such terms and subject to such regulations as the Mortgagee may think fit. The Mortgagee shall not be in any way liable or responsible to the Owner for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate.

13.	INDEMNITIES

13.1	General: The Owner will indemnify and save harmless the Mortgagee and each agent or attorney appointed under or pursuant to this Mortgage from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges suffered, incurred or made by the Mortgagee or such agent or attorney:
(a)	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Mortgage; or

(b)	in the preservation or enforcement of the Mortgagee’s rights under this Mortgage; or

(c)	on the release of the Vessel or any share therein from the security created by this Mortgage, and the Mortgagee and each such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Mortgage. All such amounts recoverable by the Mortgagee or such agent or attorney shall be recoverable on a full indemnity basis.

13.2	Currency indemnity: If any sum due from the Owner under or in connection with the Loan Agreement, this Mortgage or under any order or judgement given or made in relation to the Loan Agreement and this Mortgage (or either of them) has to be converted from the currency (the “first currency”) in which the same is payable under the Loan Agreement and this Mortgage (or either of them) or under such order or judgement into another currency (“the second currency”) for the purpose of (a) making or filing a claim or proof against the Owner, (b) obtaining an order or judgement in any court or other tribunal, or (c) enforcing any order or judgement given or made in relation to the Loan Agreement and this Mortgage (or either of them), the Owner shall indemnify and hold harmless the Mortgagee from and against any loss or damage suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Mortgagee may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to them in or towards satisfaction of any such order, judgement, claim or proof.
13.3	Continuation: The indemnity contained in this Clause 13 shall apply irrespective of any indulgence granted to the Owner from time to time and shall continue in full force and effect notwithstanding any payment in favour of the Mortgagee and any amount due from the Owner under this Clause 13 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of the Loan Agreement and this Mortgage (or either of them).

14.	POWER OF ATTORNEY

14.1	Appointment: The Owner, by way of security and in order more fully to secure the performance of the Owner’s obligations under this Mortgage, HEREBY IRREVOCABLY APPOINTS (such appointment being coupled with an interest of the Mortgagee) the Mortgagee as its attorney for the duration of the Security Period for the purposes of:
(a)	doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Owner itself could do, execute, sign or register in relation to the Vessel (including without limitation, transferring title to the Vessel to a third party (after prior notice of at least 20 calendar days to the Owner) (or such lesser period of notice (or no notice at all) as may be permitted under Liberian law from time to time)) Provided however that such power shall not be exercisable by or on behalf of the Mortgagee until the Secured Indebtedness shall have become repayable on demand (whether or not such demand shall have been made) under Agreement and the security constituted by this Mortgage shall become enforceable pursuant to Clause 10 hereof; and

(b)	executing, signing, perfecting, doing and (if required) registering every such further assurance document, act or thing as is referred to in Clause 15.
14.2	Exercise of power: The exercise of such power as is referred to in Clause 14.1 by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether the Loan have become repayable on demand and/or by this Mortgage has become enforceable nor shall such person be in any way affected by notice that such security has not become repayable and/or this Mortgage has become enforceable and in relation to Clauses 14.1(a) and 14.1(b) the exercise by the Mortgagee of such power shall be conclusive evidence of its rights to exercise the same.

14.3	Ratification of actions of attorney: For the avoidance of doubt and without limiting the generality of Clause 14.1, the Owner confirms that Clause 14.1 authorizes the Mortgagee to execute on its behalf a document ratifying any transaction or action which the Mortgagee has purported to enter into or to take and which the Mortgagee considers was or might have been outside its powers or otherwise invalid.

14.4	Delegation. The Mortgagee may sub-delegate to any person or persons all or any of the powers (including the discretions) conferred on the Mortgagee by Clauses 14.1 and/or 14.2, and may do so on terms authorizing successive sub-delegations.

15.	FURTHER ASSURANCES

15.1	The Owner hereby further undertakes at its own expense to execute sign perfect do and (if required) register every such further assurance document act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectual mortgaging and charging the Vessel or perfecting the security constituted or intended to be constituted by this Mortgage or contemplated by the Loan Agreement or ensuring that the security constituted by this Mortgage and the covenants and obligations of the Owner under this Mortgage shall inure to the benefit of any such assignee of the Mortgagee as is referred to in Clause 23.2.
16.	EXPENSES

16.1	The Owner covenants that it will pay to the Mortgagee (or as it may direct) on demand the amount of all investigation and legal fees, costs and expenses of any kind whatsoever (inclusive of value added tax thereon) stamp duties (if any) registration fees and any other charges and Taxes thereon incurred by the Mortgagee or for which the Mortgagee may become liable in connection with: (a) the negotiation, preparation, completion and (if required) registration of the Loan Agreement, this Mortgage and the other Security Documents and the preserving or enforcing of, or attempting to preserve or enforce, the security created by this Mortgage or otherwise in connection with the Secured Indebtedness and the security therefor; and (b) any variation of, or amendment or supplement to, any of the terms of, or any consent or waiver required from the Mortgagee in relation to, the Loan Agreement and the other Security Documents (or any of them), and in each case, regardless of whether the same is actually implemented, completed or granted as the case may be.

17.	MISCELLANEOUS

17.1	Invalidity: If any provision in this Mortgage be or becomes invalid or unenforceable under any applicable law, the provisions thereof shall in all other respects remain in full force and effect and the provision in question shall be ineffective to the extent (but only to the extent) of its disconformity with the requirement of the applicable law and if it is competent to the parties to waive any requirements which would otherwise operate as aforesaid those requirements are hereby waived to the extent permitted by such law to the end that this Mortgage shall be valid binding and enforceable in accordance with its terms.

17.2	Certificates conclusive: For the purposes of enforcement, the interest rate in respect of each Interest Period, the default interest rate, the occurrence of an Event of Default and in particular the failure of the Owner to pay any amount due when it was due and the amount at any time due from the Owner under the Loan Agreement and this Mortgage shall be proven by a certificate of the Mortgagee, which it is hereby agreed that it shall be conclusive and binding upon the Owner (save for manifest error).

18.	PREFERRED STATUS

18.1	No provision in this Mortgage can be interpreted or construed as constituting a waiver of the preferred status of this Mortgage and particularly in respect to the lien created hereby in relation of the other liens under the laws of any applicable jurisdiction or forum anywhere world-wide.

19.	SUNDRY PROVISIONS

19.1	The Loan Agreement, the form of which is attached hereto as Exhibit A, and all its terms, conditions, representations, covenants, etc. form an integral part of this First Preferred Ship Mortgage and in case of conflict or other discrepancy between the terms of the Loan Agreement and the other terms of this Mortgage contract the terms of the Loan Agreement shall have priority and prevail, Provided however, that the law applicable to this Mortgage shall be solely that of the Republic of Liberia.

19.2	Conflict: No failure or delay on the part of the Mortgagee in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercises thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of the Loan Agreement nor consent to any departure therefrom by any party thereof shall in any event be effective unless the same shall be in writing and then such waiver or consent shall be effective only on the specific instances and for the purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

20.	TOTAL AMOUNT AND MATURITY

20.1	For the purpose of recording this First Preferred Mortgage as required by Chapter 3 of Title 21 of Liberian Code of Laws Revised, the total amount is United States Dollars twenty seven million seven hundred and fifty thousand (US$27,750,000) plus interest on the Loan and default interest, indemnities, damages, costs, commissions, expenses and expenses of the Mortgagee and interest thereon and performance of the Loan Agreement and Mortgage covenants. The date of maturity in respect of the Loan is the 16th December, 2016 and the discharge amount is the same as the total amount.

21.	COUNTERPARTS

21.1	This Mortgage may be executed in any number of counterparts each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

22.	NOTICES AND COMMUNICATIONS

22.1	The provisions of Clause 15.1 of the Loan Agreement shall (mutatis mutandis) apply in relation to any notice, demand or other communication under this Mortgage.

23.	ASSIGNMENTS

23.1	Benefit: This Mortgage shall be binding upon and shall enure to the benefit of the Owner and the Mortgagee and their respective successors and permitted assigns and references in this Mortgage shall be construed accordingly, provided that the Owner may not assign or transfer all or any part of its rights and/or obligations under this Mortgage.

23.2	Right to assign: The Mortgagee may assign or transfer all or any part of its respective rights or obligations under this Mortgage to any other bank or financial institution of all or a similar proportion of its respective rights and/or obligations under the Loan Agreement without the consent of the Owner. The Mortgagee shall notify the Owner promptly following any such assignment or transfer and the cost of any such assignment shall be borne by the Mortgagee.

24.	APPLICABLE LAW AND JURISDICTION

24.1	Applicable law: This Mortgage shall be governed by and construed according to the laws of the Republic of Liberia.

24.2	(a) Choice of forum: The Owner hereby irrevocably and unconditionally submits to the non exclusive jurisdiction of the Courts of Piraeus and waives any objection to proceedings with respect to this Mortgage in such Courts on the grounds of venue or convenience forum, and further the Owner hereby appoints Mr. Ioannis Fassolis, an Attorney-at-Law, whose present address is at 15 Sachtouri Street, 185 36, Piraeus, Greece (herein called the “Process Agent”) as agent to accept service upon whom any judicial or extrajudicial process may be served (including but without limitation any documents initiating legal proceedings) and any notice, request, demand payment order, announcement of claim, any enforcement process or other communication under this Mortgage. In the event that the Process Agent (or any substitute process agent notified to the Mortgagee in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Mortgagee), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code. In case, however, that such Process Agent is found at any other address, the Mortgagee shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

(b)	Mortgagee’s rights unaffected: Nothing in this Clause shall affect the Mortgagee’s right to serve process in any other manner permitted by law or limit the right of the Mortgagee to take proceedings with respect to this Mortgage in any jurisdiction (including, without limitation, any jurisdiction where the Vessel may be located) nor shall the taking of proceedings with respect to this Mortgage in any jurisdiction preclude the Mortgagee from taking proceedings in any other jurisdiction or jurisdictions, whether concurrently or not.

(c)	Proceedings in any other country: If it is decided by the Mortgagee that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum are hereby waived by the Owner and it is agreed and undertaken by the Owner to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned.
24.3	Action against Ship: Without prejudice to the generality of Clause 24.2, the Mortgagee shall have the right to arrest and take action against the Vessel at whatever place the Vessel shall be found lying and for the purpose of any action which the Mortgagee may bring before the Courts of such jurisdiction or other judicial authority and for the purpose of any action which the Mortgagee may bring against the Vessel, any writ, notice, judgement or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the Master of the Vessel (or upon anyone acting as her Master) and such service shall be deemed good service on the Owner for all purposes.

24.4	Benefit of this Mortgage: All of the covenants, promises, stipulations and agreements of the Owner in this Mortgage contained shall bind the Owner and its successors and assigns and shall inure to the benefit of the Mortgagee and its successors and assigns. In the event of any assignment of this Mortgage, the term “Mortgagee”, as used in this Mortgage, shall be deemed to mean any such assignee.

24.5	Mortgagee’s actions: Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.
IN WITNESS WHEREOF, the Owner has executed this Mortgage by its duly authorised Attorney the day and year first above written.

SIGNED BY Mr Ioannis Fassolis	)
for and on behalf of	)
ADVENTURE TWELVE S.A.	) /s/ Ioannis Fassolis
of Liberia, as its duly authorised	)
Attorney-in-fact	)
in the presence of:	)

ACKNOWLEDGEMENT OF MORTGAGE

CITY OF PIRAEUS	)
-:s:
REPUBLIC OF GREECE	)
On this 16th day of December, 2009, before me personally appeared Mr. Ioannis Fassolis, to me known, who being by me duly sworn, did depose and say that he resides at Piraeus, Greece, that he is the Attorney-in-fact of ADVENTURE TWELVE S.A., of Liberia, the corporation described in and which executed the foregoing First Preferred Ship Mortgage; and he signed his name thereto by order of the Board of Directors of the said corporation.
[notary stamp]
/s/ Christina Kaisara
Christina Kaisara

ACCEPTANCE OF MORTGAGE
FBB — FIRST BUSINESS BANK S.A., a banking company duly incorporated under the laws of Greece, having its registered office at 91 Michalakopoulou Street, 115 28 Athens, Greece acting for the time being through its office at 62, Notara & Sotiros Dios Streets, 185 35 Piraeus, Greece, Greece DO HEREBY ACCEPT the annexed First Preferred Ship Mortgage executed in their favour by ADVENTURE TWELVE S.A., a corporation organised and existing under the laws of the Republic of Liberia, on the 16th day of December, of the year two thousand nine (2009), whereby a first preferred Liberian mortgage is granted on M/V “FREE NEPTUNE” and DO HEREBY ACCEPT the said Mortgage in all respects and agree to all terms and conditions of the aforesaid mortgage.
IN WITNESS WHEREOF, the said FBB — FIRST BUSINESS BANK S.A. has caused this acceptance of Mortgage to be executed this 16th day of December Two thousand nine (2009).
THE MORTGAGEE
FBB — FIRST BUSINESS BANK S.A.

By:	/s/ Nikolaos Vougioukas
	Name:	Nikolaos Vougioukas
	Title:	Attorney-in-fact

Exhibit “A”
Form of Loan Agreement